UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
_____________________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report:
(Date of earliest event reported)

June 25, 2013
____________________________

TANDY BRANDS ACCESSORIES, INC.
(Exact name of registrant as specified in charter)

Delaware (State or other jurisdiction of incorporation or organization)	0-18927 (Commission File Number)	75-2349915 (IRS Employer Identification No.)
3631 West Davis, Suite A Dallas, Texas 75211 (Address of principal executive offices and zip code)

(214) 519-5200
(Registrant's telephone
number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

[ ]         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).
[ ]         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).
[ ]         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).
[ ]         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01	Entry Into a Material Definitive Agreement.

On August 25, 2011, Tandy Brands Accessories, Inc. (the “Company”), along with its Canadian subsidiary, H. A. Sheldon Canada, Ltd., entered into a Credit and Security Agreement with Wells Fargo Bank, National Association (the “Lender”) providing terms and conditions governing certain loans and other credit accommodations extended by the Lender to the Company (together with all addenda, amendments, exhibits and schedules, the “Credit Agreement”).

On June 28, 2013, the Company and the Lender entered into a Ninth Amendment to Credit and Security Agreement (the “Amendment”).  The Amendment extends the date for the Company to refinance the indebtedness in full or raise additional cash equity in the amount of $10 million or more from June 28, 2013 to July 31, 2013.

The Company has entered into non-binding term sheets with lenders to replace the existing Credit Agreement and continues to work through the documentation with these lenders towards finalizing a new credit facility.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 25, 2013, the Board of Directors of the Company approved the Company's fiscal 2014 management incentive plan, pursuant to which cash bonuses for the Company's executive officers will be determined for fiscal 2014.

Under the management incentive plan, target payout opportunities are expressed as a percentage of base salary, with threshold, target and maximum payout opportunities expressed as a percentage of the target award (actual payouts may generally range anywhere between the threshold and maximum percentages).  No cash bonuses will be paid if threshold performance is not achieved.  All executive officer payouts are subject to the approval of the Board of Directors.

Bonus amounts will vary depending on the Company's performance against target goals.  If the Company achieves (a) the threshold level, the participant would be eligible for 50% of the target bonus, (b) the target level, the participant would be eligible for 100% of the target bonus, and (c) the maximum level, the participant would be eligible for 200% of the target bonus.

Payout opportunities are set at performance levels that, in the judgment of the Board of Directors and the Compensation Committee, will facilitate the Company's achievement of its restructuring plan and focus on reducing the complexity and risk associated with the Company’s business.  The Board of Directors determined earnings before interest, taxes, depreciation and amortization (“EBITDA”) was the appropriate performance measure as a result of the Company’s restructuring efforts and the need to focus on preservation of cash.  The Board of Directors may, in its discretion, adjust the target performance measures to exclude one-time, non-operating items that may occur during the performance period.

For fiscal 2014, the Board of Directors approved the following target payout opportunities and performance measures for the Company's executive officers:

Executive Officer	Target Payout Opportunity (as a % of Base Salary)	Performance Measures
Chief Executive Officer	75%	100% based on EBITDA
Chief Financial Officer	50%	80% based on EBITDA 20% based on certain components of the individual’s job function
Other Executive Officers	50%	60% based on EBITDA 40% based on certain components of the individual's job function

The base salaries for the Company’s executive officers for fiscal 2014 were set at the following levels: Chief Executive Officer $367,200, Chief Financial Officer $200,000 and Senior Vice President – Sales $242,148.

As a cost savings measure, the Board of Directors also approved a  change to the long-term incentive program pursuant to which units will be granted to the Company’s executive officers.  Under the program, the vesting condition will no longer be based on the achievement of profitability targets or a change of control of the Company; rather, the units will only vest if a change of control of the Company occurs during the period between July 1, 2013 and December 31, 2013.  The Board approved the following payout opportunities if the vesting condition is met: Chief Executive Officer: $350,000, Chief Financial Officer and Other Executive Officers: $100,000.  Each unit award will generally be comprised 50% of cash and 50% of phantom shares of the common stock of the Company.  The number of phantom shares of common stock attributable to the unit award will be determined based on the fair market value of the Company's common stock on the date of grant.  To the extent vested, the units will be settled in cash and the Board of Directors may, in its discretion, pay the portion of the award payable in phantom shares with common stock of the Company.  All awards issued pursuant to this program are made under the Company's 2012 Omnibus Plan.

The Board of Directors also approved the compensation structure for the Company’s independent directors for fiscal 2014.  No change was made in the annual retainer payable to non-employee directors, which remained set at $43,000.  The lead independent director will continue to be entitled to receive an additional retainer of $10,000 and the audit and compensation committee chairs will also continue to be entitled to receive additional retainers of $7,500.  Each independent director will also receive a grant of 8,000 shares of restricted stock which will vest in three equal annual installments which is the same as for fiscal 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TANDY BRANDS ACCESSORIES, INC.

Date:  June 28, 2013                                                                By: /s/ N. Roderick McGeachy, III
  N. Roderick McGeachy, III
  Chief Executive Officer